Exhibit 99.1

Interleukin Genetics Enters Partnership Agreement with Amway Global to Sell Inherent Health Brand of Genetic Tests

Waltham, Mass. and Ada, Mich. — Oct. 29, 2009 — Interleukin Genetics, Inc. (NYSE Amex: ILI) announced today it has entered into an agreement with Amway Global. With this agreement, Amway Global Independent Business Owners will be able to sell Interleukin Genetics’ Inherent Health™ brand of genetic tests, including the new Weight Management Genetic Test. The full line will also be available through Interleukin Genetics’ e-commerce site, www.inherenthealth.com.

Interleukin Genetics, Inc. will fulfill and process all Inherent Health genetic tests through the Company’s CLIA-certified laboratory in Waltham, MA.  Amway Global will assist with marketing, implementation and technical operations related to the sales of genetic tests sold through its organization.

“We’re excited to partner in this new way with Amway Global and work together to pursue growth opportunities within the personal health and wellness category,” says Lewis H. Bender, CEO, Interleukin Genetics.

“Amway Global has a long-standing commitment to helping people achieve optimal health and has been ranked the top online health and beauty retailer in the US for six consecutive years. We feel the Inherent Health line of genetic tests complement our portfolio of quality products,” says Steve Lieberman, Managing Director of Amway Global.

The Inherent Health suite of genetic tests that Amway Global will now carry includes:

Weight Management Genetic Test that provides new information beyond traditional assessments to help individuals understand the genetic factors that result in better weight management. The test product determines whether an individual is likely to benefit more from a low fat, low carbohydrate or balanced calorie reduced diet, and whether an individual is likely to obtain greater benefit from normal or more vigorous exercise to most efficiently lose weight based on their genotype.

Heart Health Genetic Test that identifies a person’s genetic predisposition for a certain type of heart disease. The genetic analysis identifies variations in the IL1 gene, which is associated with inflammation. Excess inflammation has been implicated as a significant risk factor for heart disease.

Nutritional Needs Genetic Test that identifies DNA variations in genes crucial to B-vitamin metabolism and the ability to manage oxidative stress. Individuals that show suboptimal results for the genes can be at increased risk for ineffective utilization of B-vitamins and potential for cell damage caused by oxidative stress.

Bone Health Genetic Test identifies whether an individual is more likely to be susceptible to spine fractures and low bone mineral density associated with osteoporosis.  This new test is expected to be available by the end of 2009.

About Interleukin Genetics

Interleukin Genetics, Inc. (NYSE Amex: ILI) develops and markets genetic tests under the Inherent Health™ brand that empower consumers to prevent chronic diseases of aging, and provides genetic biomarker expertise to assist pharmaceutical companies in the development and marketing of targeted therapeutics. The Company leverages its research, intellectual property and biomarker development experience to facilitate the emerging personalized health market. Interleukin Genetics is headquartered in Waltham, Mass.  For more information please visit www.ilgenetics.com.

About Amway Global

Amway Global offers the opportunity for people to have a business of their own based on retailing products and sharing the opportunity with others who will do the same. Amway Global supports Independent Business Owners (IBOs) with a proven compensation plan, portfolios of quality products in health, beauty, and other consumer categories, plus the merchandising materials, training, and education to help them be successful. IBOs also are supported by communities of those who have already built successful Amway Global businesses. Based in Ada, Mich., Amway Global is part of the Alticor group of companies, founded by the DeVos and Van Andel families. Alticor Inc. is led by Steve Van Andel, Chairman, and Doug DeVos, President. Global sales for the Alticor group of companies, which include Amway, Access Business Group, LLC, Alticor Corporate Enterprises (ACE), and Amway Global, reached $8.2 billion in fiscal 2008.

Certain statements contained herein are “forward-looking” statements, including statements regarding the expected availability of the Bone Health Genetic Test.  Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.  Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, the risk of market acceptance of the Company’s products, the risk of technology and product obsolescence, delays in product development, the performance of commercial partners, the availability of adequate capital, the actions of competitors and other competitive risks, and those risks and uncertainties described in the Company’s  annual report on Form 10-K for the year ended December 31, 2008, quarterly reports on Form 10-Q and other filings with the Securities and Exchange Commission. The Company disclaims any obligation or intention to update these forward-looking statements.

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Contacts:
Media:
Erin Walsh	Suzanne Fanning
Interleukin Genetics	Amway Global
781-419-4707	616-787-4985
ewalsh@ilgenetics.com	suzanne.fanning@amwayglobal.com

Investor Relations:
Stephanie Ascher
Stern Investor Relations
212-362-1200
stephanie@sternir.com